Exhibit 8.1
                              JONES, WALKER
                           WAECHTER, POITEVENT
                        CARRERE & DENEGRE, L.L.P.


                              January 7, 2000


Grant Geophysical, Inc.
16850 Park Row
Houston, Texas  77084


Ladies and Gentlemen:

     We have acted as counsel to Grant Geophysical, Inc., a Delaware corporation ("Grant"), in connection with the proposed exchange by Grant of its 9 3/4% Senior Notes due 2008 for shares of its 8% Convertible Preferred Stock (the "Exchange"), as described in the Registration Statement on Form S-1(the "Registration Statement") filed by Grant with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended.

     In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise, identified to our satisfaction, of the Registration Statement and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above and the statements, representations and agreements made by Grant.

     In our examination, we have assumed that the transactions related to the Exchange will be consummated in accordance with the Registration Statement, and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the date on which the Registration Statement is declared effective by the SEC.

     In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended, (the "Code"), Treasury Regulations promulgated thereunder (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that the Code, Regulations, judicial decisions and administrative interpretations are subject to change at anytime and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based could affect our conclusions herein.

     Based solely upon the foregoing, the discussion set forth under the caption "United States Federal Income Tax Consequences" in the Registration Statement constitutes our opinion of the material federal income tax consequences of the Exchange.

     Except as set forth above, we express no opinion to any party as to the tax consequences, whether Federal, state, local, or foreign, of the Exchange or of any transactions related thereto or contemplated by the Registration Statement. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law. We hereby consent to the filing of this opinion as Exhibit
8.1 to the Registration Statement and the use of our name under the heading "United States Federal Income Tax Consequences" in the Registration Statement.

              Very truly yours,

              /S/ Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P.
              -----------------------------------------------------------------
              JONES, WALKER, WAECHTER, POITEVENT,
                 CARRERE & DENEGRE, L.L.P.